Exhibit 4.1

CONOLOG CORPORATION

2008 Stock Incentive Plan

ARTICLE I.

PURPOSE AND ADOPTION OF THE PLAN

1.1. Purpose. The purpose of the Conolog Corporation 2008 Stock Incentive Plan (hereinafter referred to as the “Plan”) is to retain directors, executives, employees and selected consultants and reward them for making contributions to the success of the Company.  These objectives are accomplished by making awards under the Plan thereby providing participants with a proprietary interest in the growth and performance of the Company.

1.2. Adoption and Term. The Plan has been approved by the Board of Directors (hereinafter referred to as the “Board”) of Conolog Corporation (hereinafter referred to as the “Company”), and is being submitted to the Company’s shareholders for approval. Provided that the Plan is approved by shareholders holding the required number of shares of the Company’s common stock to approve the Plan under Delaware law, it shall become effective at the time of such approval.  The Plan shall remain in effect until the Plan is terminated by action of the Board or all shares of Common Stock reserved for issuance under the Plan have been granted.

ARTICLE II.

SHARES

2.1. Number of Shares Issuable. The total number of shares initially authorized to be issued under the Plan shall be 800,000 shares of common stock of the Company, par value $0.01 per share (“Common Stock”).

ARTICLE III.

PARTICIPATION

3.1. Eligible Participants. Participants in the Plan shall be such directors, officers, employees and/or consultants of the Company as the Board, in its sole discretion, may designate from time to time. The Board’s issuance of Common Stock to a participant in any year shall not require the Board to designate such person to receive Common Stock in any other year. The Board shall consider such factors as it deems pertinent in selecting participants and in determining the amount of Common Stock to be issued.

ARTICLE IV.

MISCELLANEOUS

4.1 Investment Intent.  All shares granted under the Plan are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Unless and until the sale and issuance of Common Stock subject to the Plan are registered under the Securities Act or shall be exempt pursuant to the rules promulgated thereunder, each grant under the Plan shall provide that the purchases or other acquisitions of Stock thereunder shall be for investment purposes and not with a view to, or for resale in connection with, any distribution thereof. Further, unless the issuance and sale of the Common Stock have been registered under the Securities Act, each grant shall provide that no shares shall be sold unless and until (i) all then applicable requirements of state and federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Company and its counsel, and (ii) if requested to do so by the Company, the person who  is to receive a grant of Common Stock pursuant to the Plan shall execute and deliver to the Company a letter of investment intent and/or such other form related to applicable exemptions from registration, all in such form and substance as the Company may require. If shares are issued pursuant to the Plan without registration under the Securities Act, subsequent registration of such shares shall relieve the recipient of a grant of shares of Common Stock pursuant to the Plan of any investment restrictions or representations made upon the sale of such shares.

4.2  Amendment, Modification, Suspension or Discontinuance of the Plan.  The Board may, insofar as permitted by law, from time to time, suspend or terminate the Plan or revise or amend it in any respect whatsoever, except that without the approval of the shareholders of the Company, no such revision or amendment shall (i) increase the number of shares subject to the Plan, (ii) materially increase the benefits to participants, or (ii) change the class of persons eligible to receive grants under the Plan; provided, however, no such action shall alter or impair the rights and obligations under any outstanding shares of Common Stock which were granted pursuant to the Plan without the written consent of the recipients of such shares.  No shares of  Common Stock  may be issued while the Plan is suspended or after it is terminated, but the rights and obligations under any shares of Common Stock issued while the Plan is in effect shall not be impaired by suspension or termination of the Plan.

4.3  Stock Splits, Stock Dividends combinations or reclassifications.  The aggregate number of shares that can be granted will not be adjusted to reflect splits of the Company’s Common Stock.

4.4  Withholding. The Company shall have the right to deduct applicable taxes from any grant of Common Stock an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. If Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Fair

Market Value shall  mean the fair market value of the of the Company’s issued and outstanding common stock s determined in good faith by the Board.

4.5 Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the securities laws of the United States, shall be governed by the law of the State of Delaware and construed accordingly.